Exhibit 99.1

FOR IMMEDIATE RELEASE

Alphatec Holdings Announces $18.9 Million Private Placement

Proceeds to support corporate growth strategy

CARLSBAD, Calif., March 23, 2017 – Alphatec Holdings, Inc. (Nasdaq:ATEC), the parent company of Alphatec Spine, Inc., a provider of spinal fusion technologies, announced today that it has entered into a definitive securities purchase agreement to raise approximately $18.9 million in a private placement of common stock, Series A Convertible Preferred Stock and warrants exercisable for common stock. The private placement is being led by new healthcare dedicated institutional investors, with participation by directors and executive officers of Alphatec and other existing investors. The private placement is expected to close on or about March 28, 2017, subject to the satisfaction of customary closing conditions. Alphatec expects to use the net proceeds from the private placement for general corporate and working capital purposes.

“We appreciate the support of our new and existing investors and the confidence this conveys in our strategy to build a high-growth spine company,” said Terry Rich, Alphatec Spine’s Chief Executive Officer. “We believe the additional capital will allow us to execute on our plans to expand our surgeon customer base, drive growth through the launch of our new products—Arsenal Deformity™, Battalion™ Lateral and XYcor® Expandable Interbody—as well as support the transformation of our distribution channel.”

H.C. Wainwright & Co., LLC, is acting as the exclusive placement agent in connection with this private placement.

Pursuant to the terms of the securities purchase agreement, Alphatec has agreed to sell 1,809,628 shares of common stock at a price of $2.00 per share. In addition, Alphatec has agreed to sell 15,245 shares of newly created Series A Convertible Preferred Stock, which shares of preferred stock are convertible into approximately 7,622,372 shares of common stock, subject to limitations on conversion until the approval by Alphatec’s stockholders as required in accordance with the NASDAQ Global Select Market rules. Purchasers will also receive warrants to purchase up to approximately 9,432,000 shares of common stock at an exercise price of $2.00 per share. The warrants will be exercisable following approval by Alphatec stockholders, and will expire 5 years from the date of such stockholder approval.

Certain directors and executive officers of Alphatec agreed to purchase an aggregate of $2.35] million of shares of Series A Convertible Preferred Stock, which shares are convertible into approximately 1,175,000 shares of common stock, and warrants to purchase up to 1,175,000 shares of common stock at a price of $2.00 per share.

The securities to be sold in the private placement will not have been registered under the Securities Act of 1933, as amended, or state securities laws as of the time of issuance and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements. Alphatec

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has agreed to file one or more registration statements with the SEC registering the resale of the shares of common stock purchased in the private placement and the shares of common stock underlying the warrants and issuable upon conversion of the Series A Convertible Preferred Stock.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About Alphatec Spine

Alphatec Spine, Inc., a wholly owned subsidiary of Alphatec Holdings, Inc., is a medical device company that designs, develops, manufactures and markets spinal fusion technology products and solutions for the treatment of spinal disorders associated with disease and degeneration, congenital deformities and trauma. The Company’s mission is to improve lives by delivering advancements in spinal fusion technologies. The Company and its affiliates market products in the U.S. via a direct sales force and independent distributors.

Additional information can be found at www.alphatecspine.com.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Alphatec cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors. Forward looking statements include statements regarding: Alphatec’s expectations on the completion, timing and size of the private placement and the anticipated use of proceeds therefrom, including such proceeds allowing Alphatec to accelerate its plans to expand its surgeon customer base, drive growth through the launch of new products and support the transformation of its distribution channel. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to, risks and uncertainties associated with: market conditions and the satisfaction of customary closing conditions related to the private placement; the uncertainty of success in launching new products; the uncertainties in Alphatec’s ability to execute upon its strategic operating plan; failure to achieve acceptance of Alphatec Spine’s products by the surgeon community; continuation of favorable third-party payor reimbursement for procedures performed using Alphatec Spine’s products; unanticipated expenses or liabilities or other adverse events affecting cash flow or Alphatec’s ability to successfully control its costs or achieve profitability; Alphatec’s ability to meet its financial obligations under its credit agreements and the Orthotec settlement agreement; and other risks and uncertainties inherent in Alphatec’s business,

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including those detailed from time to time in Alphatec’s SEC reports, including its Annual Report Form 10-K for the year ended December 31, 2015, filed on March 15, 2016 with the Securities and Exchange Commission, and its Amended Annual Report Form 10-K/A filed on April 29, 2016, as well as other filings on Form 10-Q and periodic filings on Form 8-K. The words “believe,” “will,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. Alphatec disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

CONTACT: Investor/Media Contact:

Christine Zedelmayer

Investor Relations

Alphatec Spine, Inc.

(760) 494-6610

czedelmayer@alphatecspine.com

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